Exhibit 10.1

Charles R. Wiggins

P. O. Box 10862

Midland, Texas 79702

Tel. (432) 686 0720

Fax (432) 686 0621

April 14, 2009

Mr. W. M. Beard, Chairman

Beard Oil Company and The Beard Company

Harvey Parkway

301 N.W. 63rd Street, Suite 400

Oklahoma City, OK 73116

Dear Bill:

I agree to purchase and you agree to sell all of the remaining rights, title and interests held by Beard Oil Company and The Beard Company (“Beard”) in the McElmo Dome (Leadville) Unit and the Doe Canyon Unit in Montezuma and Dolores Counties Colorado (being the same rights, title, interests and properties that Beard reserved when you conveyed 35% of your interest in such properties to me and Ken Kamon effective February 1, 2008 (the “Original Sale”), and in addition all of the interest of Beard in the Doe Canyon Unit). You will convey title to me by Assignment and Bill of Sale in the same form as that by which you conveyed title in the Original Sale, with any modifications required to give effect to the terms in this letter agreement. And, like the original deal, I will be responsible for paying the sales tax, if any.

The agreed consideration for the purchase is $5,200,000. I will pay you $1,300,000 as a down payment. Such funds will be remitted to you by wire transfer payable to the account of The Beard Company no later than April 15, 2009. The balance of the consideration will be remitted to you by wire transfer or check on the Closing Date which we have agreed will occur no later than May 8, 2009.

This agreement is subject to the following:

1.  Prior to the Closing Date, Beard will obtain releases for all liens burdening the rights, title and interests that you will be conveying to me. Beard will deliver the interests free and clear from all former and other grants, bargains, sales, liens, taxes, assessments, preferential rights, and encumbrances.

2.  Beard has not sold or otherwise transferred any of its rights, title and interest in the McElmo Dome Unit, since the sale to me and Ken Kamon effective February 1, 2008, so that Beard will be delivering to me a decimal net revenue interest in the McElmo Dome (Leadville) Unit of not less than .0035.

3.  I will receive all of the following for no additional consideration:

a.  All of Beard’s interest in the H.T. Boyd net profits interest

b.  All of Beard’s interest in carbon dioxide in storage, except for carbon dioxide in storage owed by Beard to Ken Kamon.

c.  All of Beard’s interest in CO2 Resale Services LLC.

d.  Beard’s remaining rights, if any, to sell carbon dioxide to Trinity CO2 LLC.

4.  The effective date will be March 1, 2009, meaning that I will receive rights to carbon dioxide and hydrocarbons produced on and after March 1, 2009.

5.  Beard has paid all JIB’s up through Kinder Morgan’s 3/6/2009 Invoice Date for the February, 2009 Billing Period. At your option, I will either pay Kinder Morgan’s invoice dated April 7, 2009 for the March, 2009 Billing Period, or you may pay this invoice and add the amount to the $5,200,000 purchase price.

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6.  Beard owes me and Ken Kamon certain Net Proceeds for income after the effective date of the Original Sale. Beard will deduct the amount owed to me and Ken Kamon from the $5,200,000 sale price. Provided Beard does this and provided this purchase and sale closes in accordance with this letter agreement, I agree to pay Ken Kamon his share of the Net Proceeds owed to him by Beard, and Ken Kamon releases Beard from any liability for or responsibility to pay him his share of the Net Proceeds.

7.  Charles R. Wiggins may assign part or all of his interest in this letter agreement prior to the Closing Date.

If the above sets forth our agreement, please so indicate by signing and returning by fax or Email a copy of this letter on or before April 14, 2009. This letter agreement will not take effect and will be null and void if not accepted by the parties by midnight on April 14.

Best regards,

/s/  Charles R. Wiggins

Charles R. Wiggins

ACCEPTED AND AGREED TO THIS 14th DAY OF APRIL, 2009

THE BEARD COMPANY AND BEARD OIL COMPANY

/s/  W. M. Beard

W. M. Beard, Chairman

ACCEPTED AND AGREED TO, AS TO ITEM 6, THIS 14th DAY OF APRIL, 2009

/s/ Ken Kamon

Ken Kamon

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